Exhibit 99.1

Contact: Jennifer Rosa (216) 429-5037

For release Wednesday, February 1, 2012

TFS Financial Corporation Announces First Fiscal Quarter Ended December 31, 2011 Financial Results

(Cleveland, OH – February 1, 2012) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced results for the quarter ended December 31, 2011.

The Company reported net income of $8.5 million for the three months ended December 31, 2011, compared to a net loss of $7.3 million for the three months ended December 31, 2010. This change was mainly attributable to an increase in net interest income and a decrease in the provision for loan losses.

“Despite the continuing challenges of the housing market, we are pleased with the consistency of our earnings during the past several quarters,” said Chairman and CEO Marc A. Stefanski.

Net interest income increased $4.6 million, or 8%, to $64.3 million for the three months ended December 31, 2011 from $59.7 million for the three months ended December 31, 2010. Low interest rates have reduced the yield on interest-earning assets, and to an even greater extent, the rate paid on deposits and borrowed funds, and as a result, the interest rate spread has improved. The interest rate spread increased 25 basis points to 2.07% for the three months ended December 31, 2011, compared to 1.82% for the three months ended December 31, 2010. The net interest margin increased 19 basis points to 2.40% compared to 2.21% in the same quarter last year.

In an October 2011 directive, the Association’s primary regulator, the Office of the Comptroller of the Currency (“OCC”) required all specific valuation allowances (“SVA”) maintained by savings institutions to be charged off by March 31, 2012. As permitted, the Company elected to early-adopt this methodology effective December 31, 2011. As a result, reported loan charge-offs for the quarter ended December 31, 2011 were impacted by the charge-off of the SVA, which had a balance of $55.5 million at September 30, 2011. This one time charge-off did not impact the provision for loan losses for the quarter ended December 31, 2011; however, reported loan charge-offs during the current quarter increased and the balance of the allowance for loan losses as of December 31, 2011 decreased, correspondingly. Additionally, the SVA charge-off was a major reason for the decrease in the reported balances of delinquent and nonperforming loans as of December 31, 2011. At December 31, 2011, the balance of the SVA component of the allowance for loan losses is zero.

The Company recorded a provision for loan losses of $15.0 million for the three months ended December 31, 2011 compared to $34.5 million for the three months ended December 31, 2010, reflecting the overall stabilization of credit quality in our loan portfolio. The Company reported $75.1 million of net loan charge-offs for the three months ended December 31, 2011, which included the impact of charging off the SVA, which was $55.5 million at September 30, 2011. Net charge-offs were $19.5 million for the three months ended December 31, 2010. Of the $75.1 million of net charge-offs for the three months ended December 31, 2011, $27.5 million occurred in the residential, non-Home Today portfolio, $23.8 million occurred in the Home Today portfolio and $22.7 million occurred in the equity loans and lines of credit portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $238.0 million at December 31,

2011 and $264.0 million at September 30, 2011. The allowance for loan losses was $96.9 million, or .96% of total loans receivable, at December 31, 2011, compared to $157.0 million, or 1.58% of total loans receivable, at September 30, 2011.

Non-accrual loans decreased $61.2 million to $174.1 million, or 1.72% of total loans, at December 31, 2011 from $235.3 million, or 2.37% of total loans, at September 30, 2011. The $61.2 million decrease in non-accrual loans for the three months ended December 31, 2011, consisted of a $24.9 million decrease in the residential, non-Home Today portfolio; an $18.7 million decrease in the residential, Home Today portfolio; a $14.7 million decrease in the equity loans and lines of credit portfolio; and a $2.9 million decrease in construction loans.

Total loan delinquencies decreased $74.4 million to $210.8 million, or 2.08% of total loans receivable at December 31, 2011 from $285.1 million, or 2.86% of total loans receivable at September 30, 2011.

Total troubled debt restructurings decreased $9.0 million for the three months ended December 31, 2011 from $166.2 million at September 30, 2011. Of the $157.2 million of troubled debt restructurings recorded at December 31, 2011, $84.6 million was in the Home Today portfolio and $68.9 million was in the residential, non-Home Today portfolio. The portion of total troubled debt restructurings included as part of non-performing loans was $39.4 million at December 31, 2011 and $45.0 million, at September 30, 2011.

Non-interest expense decreased $465 thousand, or 1%, to $42.5 million for the three months ended December 31, 2011 from $42.9 for the three months ended December 31, 2010. Reductions in federal insurance premiums and assessments and appraisal and other loan review expenses were partially offset by an increase in salaries and employee benefits.

Total assets increased by $165.2 million, or 2%, to $11.06 billion at December 31, 2011 from $10.89 billion at September 30, 2011. This change was mainly the result of increases in our loan portfolio offset by decreases in our cash and cash equivalents and investment securities.

Cash and cash equivalents decreased $40.7 million, or 14%, to $254.1 million at December 31, 2011 from $294.8 million at September 30, 2011, and investment securities decreased $42.6 million, or 10%, to $365.8 million at December 31, 2011 from $408.4 million at September 30, 2011. This change can be attributed to the reinvestment of our most liquid assets into loan products.

Loans held for investment, net increased $261.9 million, or 3%, to $10.01 billion at December 31, 2011 from $9.75 billion at September 30, 2011, as mortgage loan refinance activity remains strong. Residential mortgage loans increased $301.2 million during the three months ended December 31, 2011, while the equity loans and lines of credit portfolio decreased by $94.6 million. We have currently suspended the acceptance of new equity credit applications with the exception of bridge loans. A total of $434.8 million of adjustable rate mortgages (mainly 15 and 30 year loans with interest rates that reset annually after the initial five year rate) were originated during the three months ended December 31, 2011, representing over 58% of all residential mortgage originations, compared to $582.0 million and 55% for the three months ended December 31, 2010. Adjustable rate mortgages originated under the Smart Rate ARM program since July 2010 are intended to offset future interest rate risk exposure. The total principal balance of adjustable rate first mortgage loans was $2.19 billion, or 29% of all first mortgage residential loans, at December 31, 2011, compared to $1.83 billion, or 25%, at September 30, 2011.

Deposits decreased $57.4 million, or 1%, to $8.66 billion at December 31, 2011 from $8.72 billion at September 30, 2011. This decrease is largely the result of a $150.7 million decrease in our certificates of deposit and accrued interest, partially offset by a $93.3 million increase in our savings and checking accounts for the three months ended December 31, 2011.

Borrowed funds increased $124.6 million, or 89%, to $264.5 million at December 31, 2011 from $139.9 million at September 30, 2011. This increase reflects additional, lower cost, mainly short term FHLB borrowings.

Principal, interest and related escrow owed on loans serviced increased $34.0 million, or 22%, to $185.9 million at December 31, 2011 from $151.9 million at September 30, 2011. This increase is primarily attributable to the increased prepayments related to an increase in refinance activity for loans serviced for other investors.

Accrued expenses and other liabilities increased $38.7 million, or 73%, to $91.8 million at December 31, 2011 from September 30, 2011. This change primarily reflects the in-transit status of $48.7 million of real estate tax payments that have been collected from borrowers and are being remitted to various taxing agencies, partially offset by a $16.4 million decrease in the pension plan accrual mainly as a result of a plan amendment to freeze future pension benefit accruals as of December 31, 2011.

Total shareholder’s equity increased $22.0 million, or 1%, to $1.80 billion at December 31, 2011 from $1.77 billion at September 30, 2011. Activity reflects $8.5 million of net income in the current quarter combined with adjustments related to our stock compensation plan and ESOP and a $10.6 million reduction in accumulated other comprehensive loss that resulted primarily from the pension accrual adjustment mentioned above.

At December 31, 2011, the Association was “well capitalized” for regulatory capital purposes, as its tier 1 risk-based capital ratio was 20.99% and its total risk-based capital was 22.24%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.

The Company will host a conference call to discuss its operating results for the quarter ended December 31, 2011 at 4:00 p.m. (ET) on February 2, 2012. The toll-free dial-in number is 800-894-5910, Conference ID TFSLQ112. A telephone replay will be available beginning at 6:00 p.m. (ET) February 2, 2012 by dialing 800-283-8217. The conference call will be simultaneously webcast on the Company’s website www.thirdfederal.com under the Investor Relations link under the “About Us” tab, and will be archived for 30 days after the event, beginning February 3, 2012 at 3:00 p.m. (ET). The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company’s website.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•

legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which will impact us;

•

the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Federal government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	December 31,	September 30,
	2011	2011
ASSETS
Cash and due from banks	$42,734	$35,532
Other interest-bearing cash equivalents	211,387	259,314

Cash and Cash equivalents	254,121	294,846

Investment securities
Available for sale (amortized cost $15,234 and $15,760, respectively)	15,355	15,899
Held to maturity (fair value $354,279 and $398,725, respectively)	350,459	392,527

Investment securities	365,814	408,426

Loans held for investment, net:
Mortgage loans	10,123,616	9,920,907
Other loans	6,715	6,868
Deferred loan fees, net	(20,586)	(19,854)
Allowance for loan losses	(96,883)	(156,978)

Loans, net	10,012,862	9,750,943

Mortgage loan servicing assets, net	26,024	28,919
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	18,207	19,155
Premises, equipment, and software, net	59,162	59,487
Accrued interest receivable	35,067	35,854
Bank owned life insurance contracts	172,457	170,845
Other assets	78,792	88,853

TOTAL ASSETS	$11,058,126	$10,892,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,658,513	$8,715,910
Borrowed funds	264,489	139,856
Borrowers’ advances for insurance and taxes	61,453	58,235
Principal, interest, and related escrow owed on loans serviced	185,879	151,859
Accrued expenses and other liabilities	91,832	53,164

Total liabilities	9,262,166	9,119,024

Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,915,893 outstanding at December 31, 2011 and September 30, 2011	3,323	3,323
Paid-in capital	1,688,101	1,686,216
Treasury stock, at cost; 23,402,857 shares at December 31, 2011 and September 30, 2011	(282,090)	(282,090)
Unallocated ESOP shares	(78,001)	(79,084)
Retained earnings—substantially restricted	470,295	461,836
Accumulated other comprehensive loss	(5,668)	(16,277)

Total shareholders’ equity	1,795,960	1,773,924

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,058,126	$10,892,948

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands, except share and per share data)

	For the Three Months
	Ended December 31,
	2011	2010
INTEREST INCOME:
Loans, including fees	$103,207	$103,200
Investment securities available for sale	37	111
Investment securities held to maturity	1,734	3,337
Other interest and dividend earning assets	557	793

Total interest and dividend income	105,535	107,441

INTEREST EXPENSE:
Deposits	40,706	47,278
Borrowed funds	574	477

Total interest expense	41,280	47,755

NET INTEREST INCOME	64,255	59,686

PROVISION FOR LOAN LOSSES	15,000	34,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	49,255	25,186

NON-INTEREST INCOME
Fees and service charges, net of amortization	2,813	2,620
Increase in and death benefits from bank owned life insurance contracts	1,612	1,640
Other	1,284	2,559

Total non-interest income	5,709	6,819

NON-INTEREST EXPENSE
Salaries and employee benefits	20,385	17,485
Marketing services	2,377	2,101
Office property, equipment and software	4,998	5,110
Federal insurance premium and assessments	3,877	5,985
State franchise tax	989	939
Real estate owned expense, net	2,335	1,925
Appraisal and other loan review expense	990	2,326
Other operating expenses	6,528	7,073

Total non-interest expense	42,479	42,944

INCOME (LOSS) BEFORE INCOME TAXES	12,485	(10,939)
INCOME TAX EXPENSE (BENEFIT)	4,026	(3,591)

NET INCOME (LOSS)	$8,459	$(7,348)

Earnings (loss) per share—basic and diluted	$0.03	$(0.02)

Weighted average shares outstanding
Basic	301,044,732	300,140,571
Diluted	301,416,252	300,140,571

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2011				Three Months Ended December 31, 2010
	Average Balance	Interest Income/ Expense		Yield/ Cost (a)	Average Balance	Interest Income/ Expense		Yield/ Cost (a)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$291,160	$198		0.27%	$543,632	$434		0.32%
Investment securities	10,549	10		0.38%	15,455	73		1.89%
Mortgage-backed securities	373,266	1,761		1.89%	611,343	3,375		2.21%
Loans	10,004,169	103,207		4.13%	9,620,125	103,200		4.29%
Federal Home Loan Bank stock	35,620	359		4.03%	35,620	359		4.03%

Total interest-earning assets	10,714,764	105,535		3.94%	10,826,175	107,441		3.97%

Noninterest-earning assets	249,629				279,257

Total assets	$10,964,393				$11,105,432

Interest-bearing liabilities:
NOW accounts	$970,870	707		0.29%	$973,422	928		0.38%
Savings accounts	1,714,789	2,154		0.50%	1,589,013	2,537		0.64%
Certificates of deposit	5,989,928	37,845		2.53%	6,253,379	43,813		2.80%
Federal Home Loan Bank advances	159,874	574		1.44%	68,586	477		2.78%

Total interest-bearing liabilities	8,835,461	41,280		1.87%	8,884,400	47,755		2.15%

Noninterest-bearing liabilities	343,729				469,018

Total liabilities	9,179,190				9,353,418
Shareholders’ equity	1,785,203				1,752,014

Total liabilities and shareholders’ equity	$10,964,393				$11,105,432

Net interest income		$64,255				$59,686

Interest rate spread (b)				2.07%				1.82%

Net interest-earning assets (c)	$1,879,303				$1,941,775

Net interest margin (d)		2.40	%(a)			2.21	%(a)

Average interest-earning assets to average interest-bearing liabilities	121.27%				121.86%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.